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                                                                    EXHIBIT 99.1

                    [FSI INTERNATIONAL, INC. LETTERHEAD]



FOR IMMEDIATE RELEASE

FSI INTERNATIONAL, INC. ADOPTS SHARE RIGHTS PLAN


     MINNEAPOLIS (May 22, 1997) -- The Board of Directors of FSI International, Inc. (Nasdaq: FSII), a manufacturer of capital equipment for the microelectronics industry, today announced it has adopted a Share Rights Plan.
     Under the Plan, the Board of Directors has declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of FSI's Common Stock held by shareholders of record as of the close of business on June 10, 1997. The Rights will expire on June 10, 2007.
     The Share Rights Plan is intended to increase the likelihood that the Company's shareholders will realize the long-term value of their investment, and that all shareholders will receive fair and equal treatment in the event of a takeover attempt of the Company. The Rights Plan was not adopted in response to any current takeover approaches or similar development.
     The Rights will generally become exercisable after any person or group acquires beneficial ownership of 15 percent or more of the Company's Common Stock or announces a tender or exchange offer that would result in that person or group beneficially owning 15 percent or more of the Company's Common Stock. Each Right will entitle shareholders to

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buy one-hundredth of a share of a newly created series of preferred stock at an exercise price of $90 (subject to adjustment) upon certain events.
     If any person or group becomes owner of 15 percent or more of the Company's Common Stock, each Right will entitle its holder (other than such person or member of such group) to purchase, at the Right's then-current exercise price, shares of the Company's Common Stock having a value of twice the Rights then-current exercise price (subject to possible adjustments).
     In addition, if the Company is acquired in a merger or other business combination transaction, or sells 50 percent or more of its assets or earnings power, each Right will generally entitle its holder to purchase, at the Right's then-current price, common shares of the acquiring company having a market value of twice the Right's then-current exercise price.
     In certain circumstances, the Company may exchange the Rights for shares of its Common Stock, delay or temporarily suspend the exercisability of the Rights or reduce the 15 percent stock ownership threshold to not less than 10 percent.
     At the option of the Board of Directors, the Company may redeem the Rights at $.001 per Right at any time prior to the public announcement that a 15 percent or more position has been acquired and, unless there has been a change in control of the Board, during the 20 day period thereafter (subject to possible extension).
     Further details of the Share Rights Plan will be outlined in a letter that will be mailed to all shareholders of record as of June 10, 1997.


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     SAFE HARBOR:  Certain statements contained above are forward-looking statements that involve risks and uncertainties, such as those relating to distribution of dividends and operation of the Share Rights Plan. These risks include the risk that future action or inaction by the Board with respect to the Share Rights Plan, including any future decision relating to redemption of the Rights or amendments of the terms of the Rights, could become the subject of litigation and other risks detailed from time to time in the Company's SEC reports, including the Company's Annual Report on Form 10-K and in other documents recently filed by the Company with the Securities and Exchange Commission.
     FSI International, Inc. is a leading global supplier of processing equipment used at key production steps to manufacture microelectronics, including semiconductor devices, thin film heads, flat panel displays and multi-chip modules. The Company develops, manufacturers, markets and supports products used in the technology areas of microlithography, surface conditioning and chemical management. FSI International's customers include microelectronics manufacturers located throughout North America, Europe, Japan and the Asia-Pacific region.
     Additional information on FSI International can be obtained by accessing its homepage at http://www.fsi-intl.com.
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